Exhibit 99.2

Dear shareholders and others,

First, to introduce myself: I am Craig Scott, Bion’s director of communications. I have been involved with Bion, in one form or another, since 1993. This Update/ Outlook is to help keep our shareholders informed, especially concerning trends and events that do not lend themselves to a press release. If you would like further clarification on these or other issues, please reach out to me by email at cscott@biontech.com, or phone at (303) 843-6191 (direct).

Bion Update and Outlook – August 2020

Well, what an interesting 12 months it has been since the 2019 update. Sarcasm aside, it HAS been an interesting – and eventful – year for Bion. The pandemic has been a double-edged sword for us. It has delayed us in several aspects of our business and continues to cause delays, most notably on the policy/ legislative fronts. But it is also responsible for a critical advancement in our timeline. Considering the relative importance of that advancement – the OMRI listing we got in May – I am going to call it a win for us, overall. Instead of a section devoted entirely to pandemic-related issues, I will just comment on their impacts on the subjects covered below. I apologize in advance for the length. We have been busy.

Third Generation (3G) Tech - Development

We are optimizing the 3G system operating parameters as we prepare to enter commercialization. Our current trials are not about ‘tech development’ in the traditional sense. We are now focused on optimizing efficiencies throughout the platform to reduce capital costs and energy consumption, essentially fine-tuning it to produce ammonium bicarbonate at the lowest cost possible.

We lost a couple months when our technology provider in upstate New York was shut down due to the pandemic. They reopened and began bringing their plant back online at the beginning of June. Since then we have been fine tuning the pilot system to produce a granular ammonium bicarbonate that is 17% - 20% ammonia nitrogen concentration. It is primarily for this product that we embarked on our 3G technology platform development back in 2013 – to increase revenues with a high value fertilizer product. We anticipate concluding the optimization using these updated operating parameters and then producing a granular sample for independent lab analysis sometime in August/ September, subject to potential delays. Once the granular ammonium bicarbonate sample has been successfully produced and analyzed, we can move forward with having that product also reviewed for use in organic production.

3G Tech – Organic Coproducts

In May we received our first OMRI listing. Based on the number of questions I have had recently, there is a lot of confusion as to what it does and does not mean. First, it is important because subsequent product filings using the very same technology platform can now piggyback on that approval. But there are different layers to the U.S. organic program, and the first thing to understand is that fertilizers do not get ‘certified’ as organic, per se; they are evaluated to determine if they are acceptable for use in organic production.

The National Organic Program (NOP) was established by Congress in 2001 under the USDA’s Agricultural Marketing Service. The NOP develops and enforces uniform national standards for organically- produced agricultural end products – meat/dairy/milk, fruits, vegetables – sold in the United States. Operating as a public-private partnership, NOP accredits private companies and helps train their inspectors (USDA-accredited Certifiers) to certify that farms and businesses meet the national organic standards. For example, in a potential Midwest organic beef project (described in our previous update and below), each element in the supply chain must provide their certifying agent’s certification that the specific product, such as organic corn, has been produced in accordance with their organic plan. The end product - the beef - would be USDA-certified as organic by an accredited Certifier, after a review of ALL the farming practices and inputs, which would include Bion’s fertilizer.

OMRI, the Organic Materials Review Institute, is a nonprofit organization that provides an independent review of products, such as fertilizers, pest controls, livestock health care products, and numerous other inputs that are intended for use in certified organic production and processing. OMRI reviews these products against the organic standards established by the NOP to determine if they are suitable for use in organic production. Acceptable products are then OMRI Listed®.

OMRI enables a national listing thru one application versus the alternative of using certifiers to secure listings in individual states. To those who wish to sell organic fertilizers into national distribution channels, an OMRI listing provides nearly uniform acceptance in the U.S. The OMRI Listing Bion received in May was for our initial commercial product, a low-concentration liquid ammonia. It is valid ONLY for that particular product. For future Bion product offerings using the same technology platform, Bion will either need to file for specific state approval, or file with OMRI for a national listing, or a combination of the two. Bion may elect to use an individual state listing initially to be followed by an OMRI application as the need for a regional or national listing is required.

The overarching standard of organic production, per NOP guidelines, is that a “product shall have been produced and handled without the use of synthetic chemicals…” That is rule Number One. At NOP, the term "synthetic" means “a substance that is formulated or manufactured by a chemical process or by a process that chemically changes a substance extracted from naturally occurring plant, animal, or mineral sources, except that such term shall not apply to substances created by naturally occurring biological processes.” In evaluating and approving Bion’s liquid ammonia for OMRI listing, Bion’s patented ammonia recovery system was not deemed synthetic. That is an important distinction for future Bion product filings based upon the same patented process.

Sustainable/ Organic Grain-Finished Beef Opportunity

Beef production is the most challenged sector of the livestock industry, due to its size and inability, as currently structured, to respond to growing consumer concerns related to sustainability and food safety. The industry is structured to produce multiple levels of a commodity product, based upon taste and tenderness. Today however, consumer demand is shifting to products that are more sustainable, regarding both carbon footprint and impacts to water. The result has been an opening for several disruptive startups, including Beyond Meat and Impossible Foods, that are backed by large institutional investors and offer plant-based meat substitutes. The CEO of Impossible Foods has made bold claims that the $100B-plus (U.S. alone) meat industry will be obsolete in 15 years. Obviously, we disagree.

We don’t think the consumer wants to blow up an industry that is responsible for the best and safest beef available in the world today, as well as the livelihoods of almost 800,000 farming, ranching and other families supported by the beef industry in the U.S. They just want it to be more sustainable – it is the disruptive startups that want to remake the supply chain to suit them, as you would expect. Bion believes that strong demand exists for a verified sustainable beef product, with the taste and texture of traditional corn-fed that is the hallmark of quality U.S. beef, yet addresses the consumers’ concerns for sustainability. Bion’s technology platform is designed to enable livestock producers to produce an environmentally sustainable beef product. Beginning in 2015, Bion has worked with the USDA’s Process Verified Program (PVP) – the gold standard in food verification and branding – to establish a USDA-certified sustainable brand. Bion has already achieved conditional approval, pending resubmission and final inspections, for USDA certification that would initially include verified reductions in carbon, nutrients, and pathogens.

In addition, as described above, we intend to use Bion’s ammonium bicarbonate fertilizers to support organic grain production that can be used to produce an organic beef product that will meet consumer demand with respect to both sustainability and safety, but with the tenderness and taste American consumers have come to expect from premium American beef. Such a product is largely unavailable in the market today.

We continue to move forward with preliminary development work on a potential state of the art beef cattle operation in the Midwest U.S. that we first discussed in the Aug 2019 Update. The project would produce corn-fed USDA-certified organic- and/or sustainable-branded beef. Organic beef would be fed from organic corn (vs grass fed), produced using the ammonium bicarbonate fertilizer captured from the cattle’s waste. We believe Bion’s unique ability to produce a supply of low-cost organic corn, and the resulting opportunity to produce organic beef, will dramatically differentiate us from potential competitors. Again, emphasis on we believe: the organic opportunity is dependent on our continued success in establishing Bion’s fertilizer products as acceptable for use in organic production. However, separate from organic, Bion’s vision of sustainable beef, with a dramatically reduced nutrient (water), carbon (air), and pathogen footprint can be produced utilizing our technology now, with a USDA-certified brand to back it up.

Pennsylvania Legislation

When we left off after our August update, Pennsylvania Senate Bill (SB) 575, our competitive procurement legislation, had passed the Senate 33-17 and was referred to the House State Government Committee. The Bill was amended and calendared for a committee voting meeting on March 16, 2020 at 10:00 AM. At 9:00 AM on that day, the legislature announced all meetings were cancelled due to the coronavirus. Timing.

That said, SB 575 was a priority, especially for Senate leadership, before the pandemic and we expect it to be a priority when life returns to ‘normal’. Here is why we think so:

-	The problems with the Chesapeake Bay CANNOT be solved without a substantial reduction of agricultural nutrients flowing from Pennsylvania’s Susquehanna River watershed. PA’s current agricultural clean water strategy – conservation practices – has clearly not worked. Further, it is unlikely that the status quo’s wish for dramatically more spending for ‘more of the same’ will happen anytime soon, particularly considering current state budget issues in a pandemic world.
-	The highly controversial – and expensive – PA stormwater mandates began to be felt in the last year. This is a complicated issue. I am going to take the easy way out and refer you to a good opinion piece in a local paper, the York Daily Record. The projected cost as per the Pennsylvania’s Department of Environmental Protection to reduce 195,000 lbs of nitrogen annually thru 2025 to the Bay from stormwater is $470M. Bion has proposed to provide 195,000 lbs of VERIFIED nitrogen credits to replace the stormwater mandate for $2M annually or $20M over 10 years. The net effect is a savings of $460M to Pennsylvania, just on the stormwater mandate.
-	Last week, US EPA released an evaluation of state actions in meeting 20118-19 Chesapeake Bay milestones and an assessment of the upcoming 2002-21 milestone period. Key areas for PA to address included, “Establish a funding source or combination of funding sources for the implementation of the Phase III WIP and milestones.” PA’s Phase III plan, which was designed by the status quo, requires an additional $324 million in annual spending. AND leaves PA 9.8 million pounds short of their required nitrogen reduction. Another fact noted in the EPA’s assessment.
-	The lawsuits are flying… in Jan 2020, MD’s Gov Hogan directed his AG to file suit against PA and the EPA. In May, MD, VA, and DC, filed notice they intend to sue EPA for failing to force PA (and NY) to comply with the Chesapeake Bay agreement. Also in May, in a separate action, the Chesapeake Bay Foundation (CBF) and other stakeholders filed a notice of intent to sue EPA over its failure to enforce the Chesapeake Bay agreements.
-	PA’s own water quality problems – nitrate contamination of groundwater drinking water sources (aquifers) – continue to grow. That issue has been tied directly to livestock production and the widespread application of raw manure for fertilizer.
-	SB 575 was passed in the Senate in 2019 – that will expire on Dec. 31, 2020 with the end of the 2019-20 Session. Again, the bill is a priority, especially with Senate leadership, including Sen. Gene Yaw, Chairman of the Senate Environmental Resources and Energy Committee, as well as the Chesapeake Bay Commission. They know the problem is not going away.

In today’s new economic paradigm, it is more important than ever to evaluate taxpayer spending to ensure they are both effective and cost-effective. We believe innovative policy and technologies, like PA SB 575 and Bion’s technology platform that can both improve clean water outcomes AND reduce costs, are inevitable. But understand, we are not sitting on our hands, waiting for these political issues to be resolved. We are focusing on other opportunities in dairy and organic and sustainable beef.

National Policy

There are several pieces of legislation in front of Congress currently that deal with harmful algal blooms and other nutrient-related issues. Of importance to Bion are those related to authorizing the U.S. Investment Tax Credit (ITC) for a wide range of biogas applications. The U.S. House passed an infrastructure bill, the Moving Forward Act (HR2), on July 1, which includes several provisions to broaden the ITC coverage that will be beneficial to the biogas industry (and Bion). Further, there is a push among many several stakeholders to expand the ITC to cover nutrient control technologies, as well. The $1.5T Moving Forward Act also contains provisions to dramatically boost spending on water and U.S. water infrastructure, which could also be significant for Bion. The bill will obviously be subject to changes in the Senate and what promises to be a wild election cycle, but it enjoys bipartisan support.

We also expect the federal government to step in and provide cost share funding to state nutrient procurement programs as they are established. Although not proposed yet, financial support is mentioned in the EPA’s new credit trading policy and it is current practice for other treatment strategies and sectors, such as municipal waste and stormwater. While it is impossible to say at this time what impact the pandemic (or the election) will have on policy and political issues, the economic impact of the pandemic will make the utilization of lower cost alternatives a greater priority for lawmakers at both the federal and state level.

The Problem

Not to sound like a broken record, but the livestock problem really is not getting any better. Both environmental impacts and industry challenges from advocacy groups and regulators, investors, and especially its consumers, continue to grow and plague the industry.

Many of you have seen the new Burger King marketing campaign. They are ‘going green’ by feeding their cows lemongrass to reduce methane emissions. Really. Mostly virtue signaling with meaningless gestures in my opinion, but it underscores the recent attention livestock production has received regarding its effects on climate change. Much of that attention is being driven by powerful organizations like the U.N. Food & Agriculture Organization (FAO) and FAIRR, an investor advocacy group representing billions in institutional capital.

While today’s media focus is on climate change, the nutrient problem has NOT been forgotten. An international team of researchers that includes the UN FAO, has assessed the “huge amounts of human-associated nitrogen that are released into the environment every year.” They found that the livestock sector accounts for about a third of all humanity’s nitrogen emissions, which they discovered had reached a “planetary boundary”, or the “safe global level beyond which humanity’s future prosperity is endangered.” Sobering stuff. And much what Bion has said for decades, at least with respect to the huge amount of nitrogen coming from livestock.

Recently, in the U.S., there has been an increasing focus on livestock ammonia emissions, a large source of volatile and reactive nitrogen that impacts both air and water. Several studies have documented that ammonia combines with other atmospheric pollution to form PM2.5, small inhalable particulate matter that is a serious health issue and regulated by the US EPA. A recent one noted 100,000 deaths per year from PM2.5 in the U.S., with about 20,000 of those from ammonia. And a recent Chesapeake Bay study demonstrated what Bion has long maintained: that more than half the nitrogen impacts from livestock are due to ammonia emissions. To date, the livestock industry has not been subject to regulation for ammonia emissions. However, as described above, several large stakeholders, including national livestock interests, support including nutrient control technologies for coverage when reauthorizing the biogas ITC.

Conclusion

There is a paradigm shift – a transformation – going on in the livestock industry and the food supply chain that is being driven by a number of physical and market factors. Understand: no longer are we dealing with ‘It is not going to happen’. It IS happening NOW, and its logical conclusion is branded and verified products that satisfy consumer demand – the definitive market force. We believe the ultimate winners in this transformation will be those that can best answer those consumer concerns, while producing the most value possible from the technology and processes used to achieve them. The industry – beef, dairy, pork, poultry/egg producers – are scrambling to determine how to respond to these evolving demands. So far, their vision of a sustainable future looks an awful lot like what Bion can provide today.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words ‘believe’, 'anticipate', 'will (be)', ‘intend’ and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact Information:

Craig Scott

Director of Communications

303-843-6191 direct